Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results and Reviews Clinical Development

Highlights for First Quarter of 2012

Conference call to be held on Thursday, May 3, 2012 at 4:30 p.m. Eastern Time

BOTHELL, WA., and VANCOUVER, British Columbia, May 3, 2012 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced first quarter 2012 financial results and provided an overview of the clinical development activities of its two product candidates, custirsen and OGX-427.

Custirsen Clinical Development Highlights

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In the first quarter, OncoGenex and development partner, Teva Pharmaceutical Industries Ltd., announced an amendment to the custirsen collaboration agreement to expand the clinical trial program to include the initiation of a new Phase 3 study, known as the AFFINITY trial, in the second-half of 2012. The study will evaluate a survival benefit for custirsen in combination with Jevtana® (cabazitaxel) as second-line chemotherapy in patients with castrate-resistant prostate cancer (CRPC).

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The SYNERGY Phase 3 study, evaluating a survival benefit for custirsen plus first-line chemotherapy in patients with CRPC, remains on schedule and patient accrual is expected to be completed later this year.

•	A phase 3 clinical trial to evaluate a survival benefit for custirsen in combination with chemotherapy in patients with non-small cell lung cancer is expected to initiate in the second half of 2012.

OGX-427 Clinical Development Highlights

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Preliminary clinical data were presented for OGX-427 for the treatment of prostate and bladder cancer at the American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium in February 2012:

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In chemotherapy-naive patients with metastatic CRPC, preliminary study results showed a higher number of patients without disease progression at 12 weeks, and greater declines in prostate-specific antigen (PSA) and circulating tumor cells (CTC) with OGX-427 plus prednisone treatment compared to prednisone alone.

•	Additional preliminary results for this ongoing study will be presented at the upcoming ASCO Annual Meeting in June 2012.

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In patients with superficial bladder cancer, preliminary results of an ongoing investigator-sponsored Phase 1 study demonstrated a trend towards decreased levels of Hsp27 and increased tumor cell death rates after intravesical treatment with OGX-427. Of the 15 patients treated with OGX-427, 33% had complete responses with no pathologic evidence of disease observed in post-surgical tissue following 4 doses of OGX-427.

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Enrollment is currently underway for a randomized Phase 2 clinical trial of OGX-427 in combination with gemcitabine/cisplatin in patients with metastatic bladder cancer. In addition, a randomized Phase 2 clinical trial evaluating OGX-427 in combination with Zytiga® (abiraterone) in patients with CRPC, supported in part by grant funding, will be initiated later this year.

First Quarter Financial Update and Results

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The company completed a financing that provided net cash of $53.8 million, which added cash resources to fund operations into 2015. Proceeds from the recent stock offering will be used to extend the cash runway and expand the OGX-427 clinical development program.

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Revenue for the first quarter of 2012 increased to $1.3 million, compared with $1.2 million for the first quarter of 2011. The increase in 2012 as compared to 2011 was due to higher revenue earned through our strategic collaboration with Teva, resulting from clinical development activities associated with the AFFINITY trial which we plan to initiate later this year.

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As of March 31, 2012, $17.3 million of the $30 million advanced reimbursement received from Teva in December 2009 was included on our Balance Sheet as Current Deferred Collaboration Revenue. This advanced reimbursement balance will continue to be reduced as we incur direct and indirect custirsen development costs. As a consequence of initiating the AFFINITY trial later this year, we currently expect that all remaining Current Deferred Collaboration Revenue will be recognized as Collaboration Revenue by the fourth quarter of 2012. Once the remaining amount of the advanced reimbursement from Teva has been drawn to zero, all of our costs associated with the clinical programs under our collaboration will be reimbursed by Teva quarterly.

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Total operating expenses for the first quarter of 2012 increased to $6.8 million, compared with $6.4 million for the first quarter of 2011. The increase in 2012 as compared to 2011 was due primarily to higher employee expenses, including stock-based compensation expenses, offset by lower costs associated with the development of OGX-427 and the custirsen phase 3 clinical trials.

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Net loss for the first quarter of 2012 was $6.9 million, or $0.67 per diluted common share, compared to $3.0 million, or $0.31 per diluted common share, for the first quarter of 2011. The increase in net loss was primarily due to a $1.4 million non-cash loss on revaluation of our warrant liability recorded in the first quarter of 2012 as compared to a $2.1 million non-cash gain on revaluation of our warrant liability in the first quarter of 2011.

•	We had $111.3 million in cash, cash equivalents and short-term investments as of March 31, 2012, compared to $64.9 million as of December 31, 2011.

•	Revised 2012 cash guidance:

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Net cash requirements are expected to be in the range of $45 million to $50 million which is higher than our previous guidance of $40 million to $45 million, and reflects additional investment in OGX-427 development.

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Year-end cash, cash equivalents, investments, and receivables from Teva to be in the range of $68 million to $73 million, which is higher than our previous guidance of $20 million to $25 million and reflects the new proceeds from our March offering and expected additional OGX-427 development costs.

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Based on our current expectations, we believe our capital resources as of March 31, 2012 will be sufficient to fund our currently planned operations into 2015. As at May 1, 2012, we had 14,539,869 shares outstanding.

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Collaboration revenue	$1,316	$1,199
Operating expenses
Research and development	$5,082	$4,853
General and administrative	1,737	1,571
Total operating expenses	6,819	6,424
Other income (expense)	(1,357)	2,180

Loss (income) for the period before taxes	6,860	3,045
Income tax expense (recovery)	—	—
Net loss (income)	6,860	3,045
Basic and diluted loss (income) per common shares	$0.67	$0.31
Weighted average number of common shares	10,235,237	9,713,413

Condensed Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
Assets:
Cash, cash equivalents and short term investments	$111,321	$64,927
Amounts receivable	774	812
Prepaid and other current assets	2,456	1,587
Property, equipment and other assets	670	689

Total assets	$115,221	$68,015
Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$2,877	$3,217
Deferred Collaboration Revenue	17,335	18,271
Current portion of long term obligations	1,429	1,417
Warrant liability	9,311	7,881
Long term liabilities	6,142	6,339
Stockholders’ equity	$78,127	$30,890

Total liabilities and stockholders’ equity	$115,221	$68,015

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, May 3, 2012, to provide a business update and discuss the first quarter results. A live event will be available on the Investor Relations section of the OncoGenex Web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. Phase 3 development of custirsen in treatment of advanced, unresectable non-small cell lung cancer is expected to be initiated in 2012. OGX-427 is in Phase 2 clinical development; OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation completion, statements regarding the potential benefits and potential development of our product candidates and statements regarding our future financial results and availability of cash resources. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that final trial results will not demonstrate the same or any potential benefit as observed in preliminary trial results, the risk that subsequent studies may not confirm earlier trial results, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

JEVTANA® is a registered trademark of sanofi-aventis

Zytiga® is a registered trademark of the Johnson & Johnson Corporation

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535

SOURCE: OncoGenex Pharmaceuticals, Inc.